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                                                                  EXHIBIT 99.1

                      [Oak Technology, Inc. logo]
                                                                  PRESS RELEASE


EDITORIAL CONTACT:                                 EDITORIAL CONTACT:
Robert Hersh, CFO                                  Robert Lentz, CFO
Oak Technology                                     Xionics Document Technologies
(408) 328-6899                                     (781) 229-4139
investor_relations@oaktech.com                           blentz@xionics.com



             OAK TECHNOLOGY TO ACQUIRE XIONICS DOCUMENT TECHNOLOGIES

   MOVE STRENGTHENS OAK'S POSITION AS A LEADING PROVIDER OF EMBEDDED SOLUTIONS
                            FOR THE CONNECTED OFFICE


SUNNYVALE, CA, July 29, 1999 -- Oak Technology (NASDAQ:OAKT) announced today that it has entered into a definitive agreement pursuant to which Xionics Document Technologies, Inc. (NASDAQ:XION), a leading supplier of embedded software for the digital office, would be merged with a subsidiary of Oak. Through the strategic merger with Xionics, Oak will solidify its leadership in both imaging processors and embedded software, enhancing its position as the supplier of choice to eight of the top ten OEMs of digital office equipment. By combining the strengths of Xionics embedded software and Oak's Pixel Magic image processors, the Company will offer its customers the industry's most integrated and flexible platform.

     "The connected office is fundamental to Oak's strategy. Distributed printing, widespread connectivity, multifunction peripherals and the increasing use of color and images are stimulating the need for high performance, cost-effective solutions. This combination with Xionics will provide us with the critical mass to offer our customers a complete solution covering their entire range of product platforms," stated Young Sohn, Oak's CEO and President. "We are thrilled to extend our partnership with one of the leading providers of imaging solutions," added Pete Simone, CEO & President of Xionics. "Our software solutions combined with Pixel Magic hardware solutions will make for the broadest offering available for the connected office."

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OAK TECHNOLOGY TO ACQUIRE XIONICS DOCUMENT TECHNOLOGIES - 2

     Forecast growth in the digital office equipment market is being driven by the emergence of the "connected office." As OEMs endeavor to introduce these innovative, connected products, they require a solutions provider like Oak to meet their needs. Oak's highly scalable, optimized standard architecture will enable a wide range of digital office systems including digital copiers, printers, fax machines, scanners, and multifunction peripherals and provide unparalleled price/performance and flexibility to the digital office equipment OEM.

     Oak Technology, through its Pixel Magic brand, is a leading provider of advanced compression and image processors and technology for the connected office. Oak is a key technology partner to the world's premier digital office equipment OEMs and partners including Canon, DataProducts, Fujitsu, FujiXerox, Hewlett-Packard, Kodak, Matsushita, Microtek, Minolta, Oce Graphics, Olivetti, Ricoh, Sharp, Toshiba and Xerox. Oak's systems expertise and industry-leading compression engines, imaging DSPs, and resolution enhancement processors help drive the performance and capabilities of today's most advanced digital copiers, printers, fax machines, scanners, and multifunction peripherals.

     Xionics Document Technologies Inc. designs, develops and markets embedded software and technology for printers, copiers, and multifunction peripherals. Xionics OEM customers include Hewlett-Packard, IBM, Ricoh, Xerox, Seiko Epson and Sharp; the majority of today's most popular office printers incorporate Xionics' embedded software. By outsourcing embedded software from Xionics, OEMs are able to deliver higher-quality products faster and at lower cost. Xionics' complete solution for intelligent peripherals includes industry-leading printer page description languages
(PDLs), device drivers, operating system software and network connectivity.

TERMS OF THE AGREEMENT

     Under the terms of the agreement, Oak will acquire Xionics pursuant to a merger of Xionics with and into a newly formed subsidiary of Oak. Xionics shareholders will receive .803 share of Oak common stock for each share of Xionics stock and $2.94 in cash. Oak will assume Xionics' outstanding options. The deal is expected to close in the Fall of 1999, subject to various conditions including customary regulatory approvals and approval by the shareholders of both Oak and Xionics. The stock portion of the transaction is expected to be tax-free. Xionics has approximately 11.5 million shares outstanding. The acquisition will be accounted for under the purchase method of accounting.

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OAK TECHNOLOGY TO ACQUIRE XIONICS DOCUMENT TECHNOLOGIES - 3

     THIS RELEASE MAY CONSIST OF FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS MAY DIFFER MATERIALLY FROM ACTUAL FUTURE EVENTS OR RESULTS. FACTORS THAT COULD CAUSE ACTUAL OUTCOME TO DIFFER MATERIALLY FROM THOSE SET FORTH INCLUDE, WITHOUT LIMITATION, THE DIFFICULTY OF ASSIMILATING XIONICS' TECHNOLOGY, PRODUCTS AND PEOPLE; COORDINATION OF SALES AND MARKETING; COMPETITIVE PRICING ACTIONS AND MARKETING PROGRAMS, AMONG OTHERS. FOR A FURTHER DISCUSSION OF SUCH RISKS, SEE THE COMPANY'S MOST RECENT SEC FORMS 10-K AND 10-Q.

ABOUT OAK TECHNOLOGY

     Founded in 1987, Oak Technology, Inc. designs, develops, and markets high-performance semiconductors and related software to original equipment manufacturers worldwide who serve the optical storage, consumer electronics and digital office equipment markets. Oak has subsidiaries in Japan (Oak Technology K.K.); Taiwan (Oak Technology, Taiwan); Andover, Mass. (Pixel Magic, Inc.); Bristol, U.K. (Oak Technology Ltd.); and Munich, Germany (Oak Technology GmbH). The Company completed its initial public offering in February 1995. Additional information about Oak Technology and its products can be found on the World Wide Web at www.oaktech.com.

ABOUT XIONICS DOCUMENT TECHNOLOGIES

     Xionics is a leading developer of innovative software and silicon for printing, scanning, copying, processing and transmitting documents to computer peripherals. Xionics partners with the industry's leading OEMs, including Hewlett-Packard, Xerox, IBM, Ricoh, GCC, QMS, Seiko Epson and Sharp, to develop peripherals that provide the performance, output quality and network connectivity for today's office computing market. The company's corporate headquarters is based in Burlington, Mass., with offices in Japan and Germany.



Oak Technology and the Oak logo are registered trademarks of Oak Technology, Inc. Pixel Magic is a trademark of Oak Technology, Inc. Xionics is a registered trademark of Xionics Document Technologies, Inc. All other product names or company names are mentioned for identification purposes only, and may be trademarks of their respective holders.



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